Exhibit 10.18

REINSURANCE AGREEMENT NO.1

BY AND BETWEEN

OLD RELIANCE INSURANCE COMPANY

AND

AMERICAN FOUNDERS LIFE INSURANCE COMPANY

DATED AS OF April, 2000

INDEX OF SCHEDULES

Schedule 5.01	Accounting and Reinsurance Settlement Report

REINSURANCE AGREEMENT No. 1

THIS REINSURANCE AGREEMENT No.1 (the “Agreement) dated as of April 1, 2000, is entered into by and between Old Reliance Insurance Company, an Arizona stock life insurance corporation (“Cedant”), and American Founders Life Insurance Company,  a Texas stock life insurance corporation (“Reinsurer”).

WHEREAS, Cedant and Reinsurer have entered into a Master Reinsurance Agreement dated as of April 1, 2000 (the “Master Reinsurance Agreement”) pursuant to which Cedant and Reinsurer have agreed to reinsure 100% of the Assumed Liabilities (as defined in the Master Reinsurance Agreement)  with respect to the Reinsured Policies (as defined in the Master Reinsurance Agreement);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound, the parties hereto do agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Master Reinsurance Agreement.  When used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Services” means all services required to administer the Reinsured Policies, including, without limitation, underwriting, premium collection and accounting, claims handling and policyholder services.

“Agreement” means this Reinsurance Agreement No.1, including all Exhibits and Schedules attached hereto.

“Initial Term” shall mean the period from the Closing Date through and including the third (3rd) anniversary of the Closing Date:

“Non-Guaranteed Elements” means cost of insurance and mortality charges, loads and expense charges, credited interest rates, administrative expense risk charges, variable premium rates and variable paid-up amounts, as applicable, under the Reinsured Policies.

“Related Assessments” means assessments described in Article VI.

ARTICLE II

REINSURANCE

Section 2.01.  Cedant hereby cedes on a coinsurance basis to Reinsurer, and Reinsurer hereby accepts and agrees to indemnify and reinsure on a coinsurance basis, one hundred percent (100%) of all Assumed Liabilities with respect to the Reinsured Policies as of the Closing Date; provided, however, that Reinsurer shall not indemnify or reinsure any Retained Liabilities.

Section 2.02.  Except as otherwise set forth in this Agreement or in the Master Reinsurance Agreement, the Cedant shall be bound, without limitation, by all payments and settlements entered into by Reinsurer in good faith in respect of the Reinsured Policies.

ARTICLE III

CONSIDERATION

The Ceding Commission to be paid by Reinsurer to Cedant with respect to the Reinsured Policies, shall be paid pursuant to Article II of the Master Reinsurance Agreement.  Amounts due under this Agreement with respect to all times or periods thereafter shall be paid pursuant to Article V of this Agreement.

ARTICLE IV

PREMIUMS AND RECOVERIES

Reinsurer shall be entitled to, and Cedant hereby assigns and transfers to Reinsurer, on a quota share basis Cedant’s remaining 25% interest in any and all right, title and interest Cedant may have in or to the Premiums, fees, charges and other recoveries received after the Closing Date by Cedant or Reinsurer with respect to the Reinsured Policies.

ARTICLE V

ACCOUNTING AND REINSURANCE SETTLEMENT

Section 5.01.  Reinsurer shall provide Cedant with accounting and reinsurance settlement reports with respect to the Reinsured Policies as of the end of each quarter, in the format attached hereto as Schedule 5.01, no later than thirty (30) days after the end of such quarter, beginning with the quarter during which the Closing Date occurs.

Section 5.02.  Simultaneously with Reinsurer’s delivery of the accounting and reinsurance settlement reports which Reinsurer is required to provide to Cedant under Section 5.01 hereof, Cedant shall pay any amounts due to Reinsurer indicated by such accounting and reinsurance settlement reports. Cedant shall pay any amounts due to Reinsurer as indicated by such accounting and reinsurance settlement repayments on or before the tenth (10) day following its receipt of such repayments.

Section 5.03.  Any late payment of an amount required by this Agreement to be paid or remitted by Cedant to Reinsurer or by Reinsurer to Cedant shall bear interest from its due date until,

but excluding, the date of payment at a rate per annum equal to LIBOR as of the day such payment is due.

ARTICLE VI

GUARANTY FUND ASSESSMENTS

If Cedant is required to pay any assessment to any insurance guaranty,  insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs on or after the Closing Date, the portion, if any, of such assessment that relates to Reinsured Policies (the “Related Assessment”) shall be reimbursed by the Reinsurer.  The Reinsurer shall not be obligated to reimburse the Cedant for any such assessment allocable to any insurer insolvency that occurs at any time prior to the Closing Date. The Reinsurer shall pay to the Cedant any Related Assessment which shall have become due, promptly on written demand therefor by the Cedant, submitted together with documentation evidencing such assessment and the payment therefor by the Cedant.  If at any time the Cedant shall subsequently recover all or part of any such assessment reimbursed by the Reinsurer, through reduction of or credits against premium taxes with respect to the Reinsured Policies), the portion of any such recovery received or otherwise realized by the Cedant attributable to the Related Assessment shall be reimbursed to the Reinsurer (based upon the total portion of such recovery attributable to Reinsured Policies).  The Cedant shall provide the Reinsurer with semi-annual reports of any such recoveries regardless of the form in which received.

ARTICLE VII

POLICY ADMINISTRATION

Section 7.01.  From and after the Closing Date, except as otherwise provided in Sections 7.3 and 7.4, Cedant shall retain the responsibility to provide the Administrative Services with respect to the Reinsured Policies and Cedant agrees to provide the Administrative Services in accordance with the terms and conditions set forth herein.  As long as Cedant is obligated to provide the Administrative Services, Reinsurer shall pay Cedant on an annual basis an administrative fee for each Reinsured Policy which is in force during each calendar year (the “Administrative Fee”) which equals (i) multiplied by (ii) where (i) is $25 and (ii) is the percentage of Reinsurer’s quota share reinsurance.  Reinsurer shall pay the Administrative Fee to Cedant within thirty (30) days following the end of each calendar quarter.  The Administrative Fee shall be adjusted on a pro rata basis for any mid-year cancellations, nonrenewals or terminations or in the event that Cedant’s obligation to provide the Administrative Services is terminated during the year pursuant to Section 7.5 herein.

Section 7.02.  Cedant agrees to perform the Administrative Services with a level of skill, diligence, care and expertise that is consistent with industry standards for an administrator of the type of policies coinsured hereunder and shall also comply in all material respects with all Applicable Laws and the terms of the Reinsured Policies.  Cedant hereby covenants that it will employ and retain staff with the experience, skill and expertise to perform the Administrative Services in a manner consistent with the standards set forth herein.

Section 7.03.  Notwithstanding anything contained herein to the contrary, Cedant shall retain liability and administrative responsibility for all Retained Liabilities.

Section 7.04.  Notwithstanding anything contained herein to the contrary, Cedant shall set or change Non-Guaranteed Elements of the Policies after the Closing Date only pursuant to written instructions of Reinsurer.

Section 7.05.  Cedant shall provide the Administrative Services for the Initial Term. At any time during or after the end of the Initial Term, but no sooner than June 30, 2000,  Cedant’s obligation to provide the Administrative Services (except with respect to Retained Liabilities for which Cedant shall be responsible indefinitely and perpetually notwithstanding anything to the contrary contained in this Agreement), shall terminate (i) upon thirty (30) days prior written notice from Reinsurer, (ii) upon ninety (90) days prior written notice from Cedant, (iii) immediately, at the option of Reinsurer, upon a breach by Cedant of any material term or condition of this Agreement that is not cured by Cedant within thirty (30) days of receipt of written notice from Reinsurer of such breach, or (iv) upon expiration or termination of this Agreement.  In the event Cedant’s obligation to provide the Administrative Services is terminated (except with respect to Retained Liabilities), Cedant shall cooperate fully in the prompt transfer of the Administrative Services and the Books and Records (or, where appropriate, copies thereof) relating to the Reinsured Policies to Reinsurer or its designee and Cedant shall assign to Reinsurer, or its designee, to the extent assignable without cost to Cedant, the right to use any software used by Cedant in administering the Reinsured Policies so that Reinsurer, or its designee, shall be able to perform the Administrative Services (except with respect to Retained Liabilities) without interruption following termination of Cedant’s obligation to provide such services hereunder.  Following the termination of Cedant’s obligation to provide the Administrative Services (except with respect to Retained Liabilities) and subject to Article VIII hereof, Cedant shall forward promptly to Reinsurer all notices and other written communications received by it relating to the Reinsured Policies.

ARTICLE VIII

REGULATORY COMPLIANCE/LITIGATION

Section 8.01   If, during the term of this Agreement, Cedant receives notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or by any Governmental Authority, or any complaint submitted to any Governmental Authority from any agent, broker or Policyholder, in each case relating to the Reinsured Policies, Cedant shall promptly notify Reinsurer thereof in writing.  Reinsurer and Cedant shall cooperate in good faith and shall agree on the appropriate response to such matters.

Section 8.02

(a) During the term of this Agreement, Cedant shall notify Reinsurer promptly in writing of any litigation that is instituted or threatened in writing under or with respect to any Reinsured Policy.

(b) Reinsurer shall have the right, but shall not be required, to defend, at its own expense and in the name of Cedant when necessary, any such litigation which involves only Assumed Liabilities.  Reinsurer shall have the exclusive authority to control the defense of any such litigation which it elects to defend, and shall have the exclusive authority to settle such litigation provided that (i) Reinsurer pays all settlement amounts with respect thereto, (ii) the settlement does not impose any restriction or condition which could reasonably be expected to cause or give rise to a material adverse effect on Cedant’s business other than as it impacts the Reinsured Policies, and (iii) Reinsurer obtains a complete release for Cedant with respect to such litigation.

(c) Reinsurer shall have the right, but shall not be required, to participate with Cedant in the defense of any such litigation which involves both Assumed Liabilities and Retained Liabilities. Reinsurer and Cedant shall cooperate and coordinate with each other concerning defense or settlement of any such litigation as to which Reinsurer elects to participate, and any decisions concerning defense and settlement of any such litigation shall be made with both parties’ consent.  Reinsurer and Cedant shall each pay their own expenses incurred in connection with defense or settlement of litigation pursuant to this Section 8.02(c).

(d) Reinsurer shall have the right, but shall not be required, to pay to Cedant the amount of any Assumed Liabilities to which any litigation described in Section 8.02(b) and (c) relates in lieu of undertaking or participating in the defense or settlement of such litigation pursuant to those Sections, and in such event Cedant shall thereafter be and remain solely responsible for defending or settling such litigation and Reinsurer shall have no further responsibility or liability with respect thereto.

(e) Reinsurer and Cedant will cooperate with each other in connection with defense or settlement of any litigation that is instituted or threatened in writing under or with respect to any Reinsured Policy during the term of this Agreement. Such cooperation shall include, but shall not be limited to, (i) making relevant documents, data and other information available upon reasonable request, (ii) making officers and employees reasonably available for interviews and deposition or trial testimony in legal or administrative proceedings, and (iii) making legal counsel reasonably available for purposes of facilitating cooperation in all respects.

ARTICLE IX

THIRD PARTY REINSURANCE

Section 9.01.  Cedant shall take all actions necessary to maintain in full force and effect the Third Party Reinsurance Agreements while the Reinsured Policies are in force.  Cedant will pay Reinsurer all amounts owed to Cedant related to the Reinsured Polices in accordance with the Third Party Reinsurance Agreements.

Section 9.02.  Reinsurer will provide Cedant with monthly in-force information related to the Reinsured Policies covered by the Third Party Reinsurance Agreements within ten (10) business days after the end of each month.  Cedant will prepare an invoice related to the third party reinsurance on the Reinsured Policies and Reinsurer will pay Cedant premiums due on the Third Party Reinsurance Agreements related to the Reinsured Policies.

ARTICLE X

COMMISSIONS

Cedant will continue to have responsibility for paying and reporting all Commissions due to Producers under the Distribution Agreements related to the Reinsured Policies.  Reinsurer will provide to Cedant an electronic commission report with respect to the Commissions due to Producers under the Distribution Agreements related to the Reinsured Policies five (5) business days after the end of each month.  Simultaneously with Reinsurer’s delivery of the commission report, Reinsurer will pay to Cedant the amounts due to the Producers indicated by such commission report.

ARTICLE XI

PRODUCERS

Cedant will continue to have responsibility for maintaining the appointments and licenses of all Producers receiving Commissions under the Distribution Agreements related to the Reinsured Policies.  Cedant shall notify Reinsurer within five (5) business days if such a Producer’s license and/or appointment is terminated or restricted in any way and provide the reason for such termination or restriction.

ARTICLE XII

RESERVES

For statutory reporting purposes, Cedant and Reinsurer shall establish the Reserves required with respect to the Reinsured Policies consistent with the laws of the State of Arizona, sound actuarial practices and the terms and provisions of the Reinsured Policies.

ARTICLE XIII

ACCESS TO BOOKS AND RECORDS

Section 13.1  During the term of this Agreement Cedant shall retain all Books and Records pertaining to the Reinsured Policies in accessible form and to the extent and for such duration that such Books and Records are required by Applicable Law to be retained by Cedant.  All original Books and Records relating to the Reinsured Policies shall be or remain the property of Cedant. Cedant shall cooperate with any Governmental Authority having jurisdiction over Cedant and/or Reinsurer in providing access to such Books and Records.

Section 13.2  From and after the Closing Date, Cedant shall give Reinsurer, its counsel, auditors and other representatives reasonable access to the Books and Records (including findings or workpapers of independent accountants and actuaries) upon reasonable notice during normal business hours and shall allow Reinsurer, its counsel, auditors and other representatives to copy any of such Books and Records.

ARTICLE XIV

OVERSIGHTS, ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

ARTICLE XV

OFFSET RIGHTS

Any debts or credits incurred after the Closing Date in favor of or against either Cedant or Reinsurer with respect to only this Agreement and/or the Master Reinsurance Agreement between Cedant and Reinsurer are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

ARTICLE XVI

CONDITIONS PRECEDENT

This Agreement shall not become effective unless and until the Closing has occurred and then shall become effective as of the Closing Date.

ARTICLE XVII

REGULATORY APPROVALS

Notwithstanding any provision to the contrary contained in this Agreement or the Master Reinsurance Agreement, this Agreement is subject to, and shall not become effective until Cedant and Reinsurer have received, any and all insurance regulatory and other licenses, permits, authorizations, consents, orders, or approvals, and have made any and all registrations, declarations or filings, required for the Closing of this Agreement and the Master Reinsurance Agreement.

ARTICLE XVIII

DUTY OF COOPERATION

Section 18.01  Each patty hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including, without limitation, making available to each other their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by the other party from time to time.

Section 18.02  Upon reasonable request, each pa1ty hereto shall furnish to the other all necessary accounts, statements, reports, data and statistics on or relating to the Reinsured Policies and Assumed Liabilities, and each party hereto shall have the right to review the books and records of the other concerning any and all matters pertaining to this Agreement and the Master Reinsurance Agreement upon reasonable notice and during normal business hours.

ARTICLE XIX

INDEMNIFICATION

Section 19.01  Reinsurer hereby indemnifies the Cedant Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by any of the Cedant Indemnified Parties arising out of or relating to (i) Assumed Liabilities (ii) any breach by Reinsurer of the covenants, terms or conditions of, or any failure by Reinsurer to perfom1its duties or obligations under, this Agreement, and (iii) any enforcement of this indemnity.

Section 19.02  Cedant hereby indemnifies the Reinsurer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by any of the Reinsurer Indemnified Parties arising out of or relating to (i) Retained Liabilities (ii) any breach by Cedant of the covenants, terms or conditions of, or any failure by Cedant to perform its duties or obligations under, this Agreement, and (iii) any enforcement of this indemnity.

ARTICLE XX

DACTAX

In accordance with IRS Treasury Regulations Section 1.848-2(g)(8), Cedant and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(a) All terms used in this Article XX and not defined in this Agreement or the Master Reinsurance Agreement shall have the meanings set forth in the IRS Treasury Regulations promulgated under Section 848 of the Code.

(b) The party with net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l) of the Code.

(c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

(d) Cedant shall submit a schedule to Reinsurer by March 1 of each year setting forth Cedant’s calculation of the net consideration under this Agreement for the preceding taxable year.  This schedule shall be accompanied by a statement signed by an authorized representative of Cedant stating that Cedant shall report such net consideration in its federal income tax return for the preceding taxable year.

(e) Reinsurer may contest Cedant’s calculation of the net consideration under this Agreement by providing an alternative calculation to Cedant in writing within thirty (30) days after the date on which Reinsurer receives Cedant’s schedule. If Reinsurer does not so notify Cedant, Reinsurer shall report the net consideration under this Agreement as determined by Cedant in Reinsurer’s federal income tax return for the preceding taxable year.

(f) If Reinsurer contests Cedant’s calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which Reinsurer submits its alternative calculation. If Reinsurer and Cedant reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

(g) This election shall be effective for 2000 and for all subsequent taxable years for which this Agreement remains in effect.

(h) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under IRS Treasury Regulations Section 1.848-2(g)(8).

(i) The Cedant and the Reinsurer each represent to the other that each is subject to taxation in the United States either pursuant to the provisions of subchapter L of chapter 1 of the Code or indirectly pursuant to the provisions of Subpart F of part III of subchapter N of chapter 1 of the Code.

ARTICLE XXI

DURATION AND TERMINATION

This Agreement shall commence on the Closing Date and continue until the later of (i) the date on which none of the Reinsured Policies remains in force; (ii) the date on which Reinsurer has no further liabilities which constitute Assumed Liabilities hereunder; or (iii) the date this Agreement is terminated by mutual agreement between Cedant and Reinsurer.  If this Agreement is executed and entered into prior to the Closing Date it may be terminated prior to the Closing by Cedant or Reinsurer for any reason, by written notice to the other party.

ARTICLE XXII

ARBITRATION

Section 22.01  Any dispute or difference arising under this Agreement which cannot be resolved by agreement between the parties shall be decided by arbitration in accordance with this Article. Any such arbitration shall be conducted expeditiously and confidentially in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”) as such rules shall be in effect on the date of delivery of demand for arbitration.  Any such arbitration shall be heard and conducted in Dallas, Texas.  Notwithstanding the rules of the AAA, the arbitration panel in any such arbitration shall consist of three persons who must be disinterested current or retired officers of life insurance or life reinsurance companies other than the parties to this Agreement or their Affiliates.  Within 20 days of delivery of any demand for arbitration hereunder, Cedant and Reinsurer shall each appoint one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator within 20 days of their appointment.  If the two selected arbitrators are unable to agree upon the selection of a third arbitrator after reasonable efforts, a panel of seven qualified persons shall be requested from the AAA. The parties shall alternatively and successively strike one person at a time from such list, and the last remaining person on such list shall be the third designated arbitrator.  Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such party ‘s case in arbitration.  The remaining costs of any arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, arbitrators’ costs and arbitration fees, and all other fees involved, shall be shared equally by Cedant and Reinsurer.

Section 22.02  The arbitrators shall consider customary and standard practices in the life insurance and reinsurance business, and shall decide the issues presented to them by a majority vote of the arbitrators. All conclusions of law reached by the arbitrators shall be made in accordance with the internal substantive laws of the State of Texas without regard to conflict of laws principles. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. There shall be no appeal from the written decision of the arbitrators, and judgment may be entered on the decision of the arbitrators by any court having jurisdiction.

Section 22.03  Cedant and Reinsurer agree that the existence, conduct and content of any arbitration shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each party’s financial statements.

Section 22.04  The provisions contained in this Article shall survive termination of this Agreement.

Section 22.05  Submission of a dispute or difference arising under this Agreement to arbitration does not preclude seeking temporary injunctive or other similar temporary equitable relief as to matters pending arbitration pursuant to this Agreement.

ARTICLE XXIII

JURISDICTION

Section 23.01  Except as otherwise expressly provided in Article XXIV, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any state or federal court of general or competent jurisdiction located or having jurisdiction with the County of Dallas, State of Texas and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party in the manner provided in Section 24.01 shall be deemed effective service of process on such party.

Section 23.02  Prior to the initiation of any legal proceeding, senior officers of Cedant and Reinsurer shall confer, consult and in good faith attempt to resolve any dispute or difference relating to this Agreement between such parties without resort to legal remedies.

ARTICLE XXIV

MISCELLANEOUS PROVISIONS

Section 24.01  Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, sent by telecopier, sent by certified or registered mail, postage prepaid and return receipt requested, or sent by express mail or other nationally recognized overnight or same-day delivery service.  Any such notice shall be deemed given when delivered personally or by such delivery service, telegraphed, transmitted by telecopier or, if mailed, three days after the date of deposit in the United States mails, in each case directed to the party to receive same as follows:

If to Reinsurer:

American Founders Life Insurance Company

2720 E. Camelback Road

Phoenix, AZ 85016

Attn:  David M. Cleff, Senior Vice President Corporate

Development and General Counsel

Fax:   (602) 956-9799

If to Cedant:

Old Reliance Insurance Company

40 East Virginia Avenue

Phoenix, AZ 85004

Attention:        David G. Elmore

Telecopier: (602) 604-9171

Any party may, by notice given in accordance with this Section 24.01 to the other parties as provided in this Section 24.01, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective only upon receipt.

Section 24.02  Amendments and Waiver.  (a) Any provision of this Agreement may be amended or waived either prior to or after the closing of the transaction contemplated herein if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 24.03  Successors and Assigns; Third Party Beneficiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives; provided that no party may assign, delegate, subcontract or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto and provided that nothing in this provision shall be construed to prohibit Reinsurer from retroceding all or any portion of the business reinsured hereunder.

(b)      No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 24.04  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of Texas, without regard to choice of law rules of such jurisdiction.

Section 24.05  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto and then shall become effective as of the Closing Date.

Section 24.06  Entire Agreement.  This Agreement and the Master Reinsurance Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Master Reinsurance Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Master Reinsurance Agreement.

Section 24.07  Construction.  This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that this Agreement was prepared by any one party or that this Agreement shall be construed in favor of or against any one party.

Section 24.08  Expenses. Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 24.09  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 24.10  Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal,  invalid or unenforceable under any present or future law, and if the rights or obligations of Cedant or Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable and this Agreement will be construed and enforced as if such provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by such provision or by its severance herefrom.

Section 24.11  Survival.  The provisions of Article VIII, XIX and XXIII shall survive any termination of this Agreement.

Section 24.12  Insolvency.  In the event of the insolvency of Cedant, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer on the basis of Reinsurer’s quota share liability under the Reinsured Policies without diminution because of the insolvency of Cedant.  In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Cedant, all amounts payable by Reinsurer hereunder to Cedant shall be payable directly to Cedant or to such conservator,  liquidator or statutory successor.

It is understood, however, that in the event of the insolvency of Cedant the liquidator or receiver or statutory successor of Cedant shall give written notice to Reinsurer of the pendency of a claim against Cedant under a Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Cedant or its liquidator or receiver or statutory successor.  It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedant as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedant as a result of the defense undertaken by Reinsurer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN FOUNDS LIFE INSURANCE COMPANY

By:	/s/ Wayne Schreck

Name:	Wayne Schreck

Title:	President

OLD RELIANCE INSURANCE COMPANY

By:	/s/ Richard J. Lawson

Name:	Richard J. Lawson

Title:	President